    As filed with the Securities and Exchange Commission on December 5, 2001
                                                      Registration No. 333-68836


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        NEWPORT INTERNATIONAL GROUP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)


          Delaware                          6522                  23-3030650
          --------                          ----                  ----------
  (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification
                                                                  Code Number)
                        11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
                                 (561) 389-6725
                                 --------------
          (Address and Telephone Number of Principal Executive Offices)

                        11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
                              --------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                             Soloman Lam, President
                        11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
                                 (561) 389-6725
                                 --------------
            (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:
                            Kathleen L. Deutsch, P.A.
                                Broad And Cassel
                      201 South Biscayne Blvd., Suite 3000
                              Miami, Florida 33131
                                  305-373-9400

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                     -------------------------------------


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED DECEMBER 5, 2001

                         754,240 SHARES OF COMMON STOCK


                        NEWPORT INTERNATIONAL GROUP, INC.


         We are registering for sale 754,240 shares of our common stock owned by selling shareholders.

         We will not receive any proceeds from the sale of the 754,240 shares of common stock listed above. We will pay all legal and accounting fees and our out-of-pocket expenses in registering these shares for sale.

         There is no trading market for our common stock and the offering price of our common stock will be arbitrarily determined by the selling shareholders and any securities brokers/dealers that may make a market in our common stock in the future. One broker dealer has indicated its intention to make a market in our common stock. This broker estimates the initial bid price of the common stock will be $.25 and the initial asked price will be $.75 per share. If a market for our common stock develops, it would most likely be on the OTC Bulletin Board or the "pink sheets." We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market. The actual number of shares sold and the prices at which the shares are sold will depend upon the market, if any, at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.


         Our principal executive offices are located at 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414. Our telephone number is (561) 389-6725.

         YOU SHOULD CAREFULLY CONSIDER THE SECTION TITLED "RISKS OF INVESTING IN NEWPORT SHARES" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is __________, 2001.



         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                                                    PAGE
                                                                                                    ----


SUMMARY ........................................................................................      1

     Risks of Investing in Newport Shares ......................................................      4

     Company Related Risks .....................................................................      4

      We Have No Operating History And A Significant Accumulated Deficit On Which To
       Base An Investment Decision In Our Business .............................................      4

      We Expect To Continue To Have Both Operating And Net Losses For The Foreseeable Future ...      4

      We Have Raised Limited Capital And Will Need Additional Capital To Commence Our Business .      4

      Risk of War and Terrorism ................................................................      5

      Ownership Of Our Common Stock Is Concentrated Among Our Principal Shareholders,
       Officers And Directors Who Can Control All Significant Corporate Transactions ...........      5

      Our Ability To Implement Our Business Plan Depends On Our Ability
       To Attract And Retain Key Personnel Which We May Not Be Able To Do ......................      5

      We May Not Be Able To Pay Dividends To Our Shareholders For The Foreseeable Future .......      6

      Currently There Is No Trading Market For Our Common Stock Making It Difficult
       For Shareholders To Sell Our Common Stock ...............................................      6

      The Offering Price Of The Shares Has Been Arbitrarily
       Determined And May Be Higher Than The Objective Value Of Our Shares .....................      6

      The Availability Of Additional Shares For Sale Could Adversely Affect Our Share Price ....      6

      Our Common Stock May Be Subject To Penny Stock Regulation Which May Make It
       Difficult For Investors To Sell Our Common Stock ........................................      7

     Real Estate Development Risk Factors ......................................................      7

      We Do Not Have The Approximately $11.4 Million Needed To Purchase The Proposed
       Property And Do Not Currently Have Sources Of Funding ...................................      7

      The Success Of The Property Depends On The Construction Of The Interchange
       Which Might Not Occur ...................................................................      8

      We Intend To Acquire Only One Property Initially Which Will Increase The
       Effect Of Any Decline In The Economy Of Sumter County On Us .............................      8

      We May Not Receive Approval By Regulators For Our Development Applications
       Which Would Result In Costly Delays .....................................................      8

      The Project May Not Generate Sufficient Operating Cash Flow To Meet Operating Expenses ...      9

      We Could Encounter Problems As A Result Of Using Debt To Finance Our Projects ............      9

      We May Suffer Environmental Liabilities Which Could Result In Substantial Costs ..........      9

     FORWARD-LOOKING STATEMENTS ................................................................      9

     DETERMINATION OF OFFERING PRICE ...........................................................     10

     USE OF PROCEEDS ...........................................................................     10

     DIVIDEND POLICY ...........................................................................     10

     PROPOSED BUSINESS .........................................................................     10

     PLAN OF OPERATION .........................................................................     16

     DIRECTORS AND MANAGEMENT ..................................................................     17

     PRINCIPAL SHAREHOLDERS ....................................................................     19

     SELLING SHAREHOLDERS ......................................................................     20

     PLAN OF DISTRIBUTION ......................................................................     22

     CERTAIN TRANSACTIONS ......................................................................     23

     OUR SECURITIES ............................................................................     23

     SHARES ELIGIBLE FOR FUTURE SALE ...........................................................     25

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
       LIABILITIES .............................................................................     26

     LEGAL MATTERS .............................................................................     26

     EXPERTS ...................................................................................     26

     WHERE YOU CAN FIND MORE INFORMATION .......................................................     26

     INDEX TO FINANCIAL STATEMENTS .............................................................     F-1

                                     SUMMARY

         NEWPORT


         We intend to become a real estate holding company and plan to develop a large multi-use project in Sumter County, Florida. We plan to purchase a certain piece of property for this project, sell and lease lots for development, and then manage a large commercial, industrial and residential mixed-use development. Our present activities are limited to securing acquisition financing for this property.

         In November 2000, our President and Chief Executive Officer, Soloman Lam, entered into two exclusive land sales contracts to purchase approximately 3,300 acres in Sumter County, Florida for a total of $11.4 million. In August 2001, the contracts were amended to extend the date upon which the closing must occur to March 1, 2002. Mr. Lam has posted a $180,000 deposit in connection with these contracts and plans to assign the contracts to us upon reimbursement of the deposit if the Company elects to purchase the property.


         Our preliminary feasibility study indicates that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of approximately 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related amenities. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the property will likely be dedicated to wet land and wildlife habitat preservation.

         In order to develop the property, we will have to obtain approval for a development of regional impact, or DRI, from Sumter County, and rezone the property, as well as prepare a land use amendment application, a planned unit development, or PUD, zoning application, a conceptual master plan and a residential market study. These procedures and applications are estimated to take approximately 18 months to complete and there can be no assurance that the applications will be approved, or approved on terms favorable to us. The total cost of our preparation, investigation and due diligence studies is estimated to be approximately $1,000,000. We expect to acquire the raw land for the proposed project and commence operations during the next six to 12 months. This property is not likely to produce revenue from deposits for an additional six to 12 months and is not likely to generate significant revenue until after the DRI and other approvals have been obtained.

         NEWPORT'S HISTORY


         On October 30, 2000, Conservation Anglers Manufacturing, Inc., a Florida corporation, entered into a merger with First Philadelphia Capital Corp., a Delaware corporation, and First Philadelphia Capital Corp. survived the merger and changed its name to Conservation Anglers Mfg., Inc. On January 31, 2001, Conservation Anglers Mfg., Inc. filed an amendment to its certificate of incorporation to change its name from "Conservation Anglers Manufacturing., Inc." to "Newport International Group, Inc.," to better reflect and describe our current strategic direction.

         SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our consolidated financial statements, which are included elsewhere in this prospectus, and which should be read in conjunction with those financial statements.



                                                    For the Period                                For the Period
                              For the Nine           Dec. 27, 1999                                Dec. 27, 1999
                              Months Ended          (Inception) to           For the              (Inception)
                             Sept. 30, 2001         Sept. 30, 2001          Year Ended                 to
                              (Unaudited)            (Unaudited)           Dec. 31, 2000          Dec. 31, 2000
                             --------------         --------------         --------------         --------------
STATEMENT OF
OPERATIONS DATA:
Revenues ............        $            0         $            0         $            0         $            0
Operating Expenses ..                95,739                196,745                101,007                101,007
                             --------------         --------------         --------------         --------------
Net (loss) ..........               (95,739)              (196,745)        $     (101,007)        $     (101,007)
                             ==============         ==============         ==============         ==============

SHARE DATA:
Loss per common share
   - basic ..........        $         (.02)        $         (.04)        $         (.02)        $         (.02)
                             ==============         ==============         ==============         ==============
    diluted .........        $         (.02)        $         (.04)        $         (.02)        $         (.02)
                             ==============         ==============         ==============         ==============
Weighted average
   number of common
   shares outstanding
   - basic...........             6,025,780              6,025,780              5,000,000              5,000,000
                             ==============         ==============         ==============         ==============
    diluted .........             6,025,780              6,025,780              5,061,500              5,061,500
                             ==============         ==============         ==============         ==============




                                                                   As of
                                                              September 30, 2001           As of
                                                                 (Unaudited)         December 31, 2000
                                                              ------------------     -----------------
BALANCE SHEET DATA:
Cash............................................              $            5,659     $          36,320
Total current assets............................              $           15,529     $          36,320
Total assets....................................              $           64,764     $          81,782
Total current liabilities.......................              $            2,526     $               0
Total liabilities...............................              $           46,696     $          73,460
Stockholders' equity............................              $           18,068     $           8,322




         THE OFFERING


         PThe offering consists of 754,240 shares of common stock offered by certain selling shareholders. We are not offering any shares for sale and will not receive any of the proceeds from the offering.


         The selling shareholders will likely sell the shares in private transactions or at prevailing market prices. There is presently no market for our common stock. As a result, the price at which selling shareholders will sell their stock is likely to vary depending upon a number of factors, including interest in the common stock by third parties and whether we are able to retain a securities broker/dealer to make a market in our common stock. Consequently, we cannot estimate the offering price of the common stock at this time.

         We have agreed to pay all costs and expenses relating to the registration of our common stock, but the selling shareholders will be responsible for the payment of any commissions or related charges in connection with the offer and sale of their shares, and for the cost of their personal legal counsel, if any. The selling shareholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

                      RISKS OF INVESTING IN NEWPORT SHARES

         Investment in our securities involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

         COMPANY RELATED RISKS


         WE HAVE NO OPERATING HISTORY AND A SIGNIFICANT ACCUMULATED DEFICIT ON WHICH TO BASE AN INVESTMENT DECISION IN OUR BUSINESS

         We were formed in December 1999. Since then we have raised initial capital and developed a business plan but we have not commenced operations. As a result, we have no operating history on which you can evaluate our proposed business and our prospects. Through September 30, 2001, we had an accumulated deficit of $196,746. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives.

         WE EXPECT TO CONTINUE TO HAVE BOTH OPERATING AND NET LOSSES FOR THE FORESEEABLE FUTURE

         We incurred losses of $101,007 for the year ended December 31, 2000, and losses of $95,739 for the nine months ended September 30, 2001 because we have not commenced operations and have not generated any revenue. We expect to acquire the raw land for the proposed project and commence operations during the next six to 12 months. The project is not likely to produce revenue from deposits for an additional six to 12 months, and is not likely to generate significant revenue until after the DRI and other approvals have been obtained. We cannot estimate when revenues from the proposed project will exceed cumulative losses or whether we will be able to acquire the property at all.


         WE HAVE RAISED LIMITED CAPITAL AND WILL NEED ADDITIONAL CAPITAL TO COMMENCE OUR BUSINESS

         To date, we have raised approximately $300,000 for working capital by selling common stock in a private placement transaction. We used and are using these funds to develop our business plan, identify real estate investment opportunities, pay expenses to prepare our required filings with the SEC and complete this offering. These funds were not intended to be sufficient to implement our business plan. We will need to raise additional funds, both in the form of equity and debt, to acquire the proposed project and commence operations. At present, we expect that we will require approximately $13,500,000 for such purposes. This amount could change as we refine and implement our business plan. We believe we can borrow a large portion of the funds needed to acquire the proposed property, and plan to raise the balance through the sale of common stock; however, we do not have firm commitments for any additional financing.

         As a result, we may not be able to raise this capital when needed or, if we are able to raise additional capital, it may not be on favorable terms. If this should occur, we would not be able to commence operations. In addition, if we raise additional funds through the issuance of common stock, or other equity or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience dilution.


         RISK OF WAR AND TERRORISM

         Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our business and could have an adverse effect on our operations and financial results. Travel and tourism, in central Florida and throughout the United States and the world, have been significantly affected since the events of September 11, 2001. Our revenue will be generated, in part, from businesses that rely on travel and tourism. If this industry is weak, our commercial lease revenue will likely be adversely affected. Our revenue will also depend on trends in residential homebuilding, which are impacted by interest rates and general economic trends, among other things. Although interest rates have fallen, the economy remains weak. The economic uncertainty stemming from the terrorist attacks of September 11, 2001, may continue through the pending war-time economy. At this time, we are unable to predict what impact a prolonged war on terrorism will have on the respective economies of the United States and Florida or how it will affect our operations.

         OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED AMONG OUR PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS WHO CAN CONTROL ALL SIGNIFICANT CORPORATE TRANSACTIONS


         Our directors, executive officers and principal shareholders, and their affiliates, beneficially own approximately 89.2% of our outstanding common stock. As a result, these shareholders can exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Newport.


         OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL WHICH WE MAY NOT BE ABLE TO DO

         Our future success will depend to a significant extent on the continued services of our Chief Executive Officer, Soloman Lam, and our Vice President of Development and Engineering, Vernon Priest. The loss of either of these officers or directors would likely have a significantly detrimental effect on our business. We do not have employment contracts with these officers and do not maintain "key man" life insurance policies for any of our officers or directors.


         Our prospects will also depend on our ability to attract and retain highly qualified sales and marketing, and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to employ or retain such personnel.

         WE MAY NOT BE ABLE TO PAY DIVIDENDS TO OUR SHAREHOLDERS FOR THE FORESEEABLE FUTURE

         We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors consider relevant.


         CURRENTLY THERE IS NO TRADING MARKET FOR OUR COMMON STOCK MAKING IT DIFFICULT FOR SHAREHOLDERS TO SELL OUR COMMON STOCK


         As of the date of this prospectus, there is no public market for our common stock. This prospectus is a step toward creating a public market for our common stock, which may enhance its liquidity. Following the date of this prospectus, we plan to engage a securities broker/dealer to make a market in our common stock. There can be no assurance, however, that we will be able to retain an acceptable market maker, or that even if we do so, a meaningful trading market will develop as a result of such market maker's efforts. Because we lack a public market for shares of our common stock, the offering price of the shares will be arbitrarily determined by the selling shareholders. This in turn, could cause the sale prices of our common stock to vary widely. Such market fluctuations may have a material adverse effect on shareholders and make it difficult for shareholders to sell our common stock.


         THE OFFERING PRICE OF THE SHARES HAS BEEN ARBITRARILY DETERMINED AND MAY BE HIGHER THAN THE OBJECTIVE VALUE OF OUR SHARES


         The initial asked price of $.75 per share has been arbitrarily determined by us together with a proposed market maker for Newport and bears no relationship whatsoever to our assets, earnings, book value, or any other objective standard of value. Among the factors considered by us were our lack of operating history, estimates of our business potential, our relative requirements, prior sale prices for our common stock and the current market conditions in the over-the-counter market. You are therefore bearing the risk that you are paying more for our shares than our shares are objectively worth or valued by the public markets. This could result in an insufficient return, or even a loss, on your investment even if we do successfully purchase and develop our proposed property.

         THE AVAILABILITY OF ADDITIONAL SHARES FOR SALE COULD ADVERSELY AFFECT OUR SHARE PRICE

         Our promoters and affiliates could sell a sufficient volume of shares of common stock to lower the share price. Of our common stock presently issued and outstanding, 5,000,000 shares are held by our promoters and affiliates as 0"restricted securities," as that term is defined under the Securities Act, and in the future may be sold pursuant to a registration statement filed under the Securities Act. Some of these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act. This conclusion is based on the position of the staff of the Division of Corporation Finance of the SEC that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute the shares to the public without coming within the registration requirements of the Securities Act. Therefore, certain of these promoters or affiliates, or their transferees, can only resell their shares through an effective registration statement. Prospective investors should be aware that there is a risk that such sales would have a depressive effect on the market price of our securities in any market which may develop for our securities. If our promoters or affiliates did not hold these shares, there would not be the same risk of a depressive effect on the price of the shares you hold.

         OUR COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATION WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL OUR COMMON STOCK

         The Securities and Exchange Commission has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Our common stock will likely be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock, and accordingly, holders of our common stock may find it difficult to sell their common stock, if they are able to do so at all.

REAL ESTATE DEVELOPMENT RISK FACTORS


         WE DO NOT HAVE THE APPROXIMATELY $11.4 MILLION NEEDED TO PURCHASE THE PROPOSED PROPERTY AND DO NOT CURRENTLY HAVE SOURCES OF FUNDING

         Our President has entered into an option contract to purchase the unimproved land for our proposed project for $11.4 million. We are in negotiations with one financing source, but have not yet secured financing for the purchase of the property. In addition, we have not yet begun seeking financing for the additional funds needed to develop the property. If we are unable to secure both acquisition and development financing, we will be unable to purchase the property, which may cause us to change our business plan. If we are unable to identify and obtain financing for an alternative property, we may not be able to commence operations.

         THE SUCCESS OF THE PROPERTY DEPENDS ON THE CONSTRUCTION OF THE INTERCHANGE WHICH MIGHT NOT OCCUR

         Although Sumter County has indicated in writing its intention to widen CR-468, we do not have any written commitment that it intends to construct a toll-free interchange of the Florida Turnpike at the intersection of CR-468. We have informally learned that it intends to construct this interchange, which would access the proposed property, and we understand that a first draft of architectural plans for the interchange has been prepared, but there can be no assurance that the interchange will actually be built. The lack of an interchange would adversely affect the viability of the proposed project, as access to the proposed project would be severely diminished.

         WE INTEND TO ACQUIRE ONLY ONE PROPERTY INITIALLY WHICH WILL INCREASE THE EFFECT OF ANY DECLINE IN THE ECONOMY OF SUMTER COUNTY ON US


         We plan to purchase the proposed property, which will require substantially all of our resources and attention. Although we may acquire additional properties in the future, we do not have any present intention to make additional acquisitions. Our lack of diversification will subject us to economic fluctuations both within the real estate industry as well as within the geographic market in which the property is located. This lack of diversification would likely increase the negative impact of any decline in the economy of Sumter County on our financial condition as a whole.


         WE MAY NOT RECEIVE APPROVAL BY REGULATORS FOR OUR DEVELOPMENT APPLICATIONS WHICH WOULD RESULT IN COSTLY DELAYS

         We have conducted a feasibility study for the proposed project and have gained preliminary comfort that the project can be developed as planned. We will not, however, undertake a more detailed investigation of the property until after we acquire it. Our investigation will likely include, among other things, civil engineering, traffic engineering, an archaeology study, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a land use amendment application, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, requirements and applications will require federal, state and local approval. There can be no assurance that the regulators will approve these studies or applications, or approve the studies or applications on terms favorable to us. The failure to obtain any approval or the imposition of significant limitations on the development of the property would adversely affect us, and in some cases, could cause us to determine not to develop the property at all. If we decide not to develop the property, we would likely seek to sell it and identify another property that provided similar development opportunities as the proposed property. If we do not develop the proposed property, it is likely that we will have to modify our business plan, possibly in significant respects that we cannot currently predict.

         THE PROJECT MAY NOT GENERATE SUFFICIENT OPERATING CASH FLOW TO MEET OPERATING EXPENSES

         We plan to generate income from sales of land for residential development and leases of land for commercial development. Revenue will depend on a number of factors, including changes in economic conditions and may not be received at regular intervals, which could result in large swings in our revenue. Debt service payments and property holding costs are likely to be much more predictable and steady, but could increase significantly, if there are increases in costs such as real estate taxes, insurance premiums and utilities or if there are increases in interest rates. We will have no control over potential increases in these expenses. If our revenue is insufficient to meet our debt service and property holding costs, we will need to identify additional sources of funding or risk defaulting on our financing and losing the project in foreclosure.


         WE COULD ENCOUNTER PROBLEMS AS A RESULT OF USING DEBT TO FINANCE OUR PROJECTS

         We plan to borrow money to pay for the acquisition, development and operation of the proposed project and for other general corporate purposes. By borrowing money, we will expose ourselves to several risks, including the following:

-        the inability to repay the debt when due;


-        increases in debt service payments due to variable interest rates


-        reduced access to additional debt financing for other purposes; and

-        loss of the property that secures any debt upon default of the loan.


         WE MAY SUFFER ENVIRONMENTAL LIABILITIES WHICH COULD RESULT IN SUBSTANTIAL COSTS

         Under various federal, state, and local laws, ordinances, and regulations, the owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances located on or in, or emanating from, such property, as well as costs of investigation and property damages. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner or operator's ability to sell or lease a property or borrow using the property as collateral. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in substantial costs to us or may result in the need to cease or alter operations on the property.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of Newport and those preceded by, followed by or that include the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. Investors should understand that the factors described above, in addition to those discussed elsewhere in this prospectus, could affect Newport's future results and could cause those results to differ materially from those expressed in such forward-looking statements.

                         DETERMINATION OF OFFERING PRICE


         There is no trading market for our common stock. The offering price of our common stock will be determined arbitrarily by the selling shareholders and any broker/dealers that may make a market in our common stock in the future. One broker/dealer has advised us that it intends to make a market in our common stock. It estimates that the initial offering price will be between $.50 and $.75 per share. This broker/dealer however, is not obligated to make a market in our common stock, and even if it does so, may commence trading at a different price. If there are no market makers for our common stock at the time of a sale, the offering price may vary widely depending on the level of interest in our common stock by prospective purchasers.

         We have not yet retained any market makers for our common stock. Although we believe we will engage a market maker soon after the date of this prospectus, there can be no assurance that we will be successful in retaining one. If we are successful, and a market for our common stock develops, it would most likely trade on the OTC Bulletin Board or in the "pink sheets." We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market.


                                 USE OF PROCEEDS

         The proceeds of the offering will go directly to the selling shareholders. None of the proceeds will be available to us.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and other factors that our Board of Directors may consider to be relevant.

                                PROPOSED BUSINESS

         OVERVIEW


         Newport intends to become a real estate holding company that will specialize in large-scale commercial, industrial and residential mixed-use property development. We do not currently own any real estate. Our present activities are limited to securing acquisition financing for the 3,300 acres located in Sumter County that we propose to acquire and develop. Our management team includes professionals with experience in a wide range of real estate development including design, budgeting, permitting, licensing, contracting, land use amendments, and developments of regional impact. We intend to commence operations by a purchasing raw land and developing one large mixed-use development.

         THE PROPOSED PROJECT


         In November 2000, Newport's President entered into a contract to purchase approximately 3,300 acres of unimproved land located in Sumter County, Florida for approximately $11.4 million. The property is strategically located in central Florida, 45 minutes from Disney World in the Orlando, Florida area, and one hour from Tampa, Florida. The property is dissected by Interstate I-75/Florida Turnpike from the north and south, and State Road CR-468 from the east to west. State Road CR-468 is currently a two-lane road and crosses over the Turnpike as a flyover without access to the Turnpike. The City of Wildwood, located five miles from the property, has already constructed water mains and force mains through the property. In an effort to promote business activity in Sumter County, the county has indicated that it plans to expand CR-468 from two-lanes to four-lanes. Based on informal conversations, we also believe that it plans to construct a toll free interchange at the point where CR-468 meets the Turnpike on or before 2005. In 2000, Sumter County officials advised us in writing that the first phase of the CR-468 road expansion was to begin in early 2001. To our knowledge, construction has not yet commenced, but the expansion of nearby roads is underway so we believe the CR-468 expansion will begin in the near future.

         The land is presently used as pasture and agricultural land. As a result of the planned construction of the interchange, we have conducted a feasibility study and have gained preliminary comfort that the land can be rezoned to a mixed-use (commercial, industrial and residential) development. After we acquire the property, we will undertake a more detailed investigation of the property. Our investigation will likely include, among other things, civil engineering, traffic engineering, and archaeology studies, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a land use amendment application, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, applications and designations will require federal, state, county and local approval. There can be no assurance that the regulators will approve any of the applications or studies, or approve the applications or studies on terms favorable to us. We believe that Sumter County will support our applications due to its road expansion plans which will support additional development.

         Our preliminary study indicates that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of approximately 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots. The retail commercial space would include 16,500,000 square feet of prime commercial space, 1,300,000 square feet of neighborhood commercial space and 200,000 square feet of office space. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related businesses. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the property will likely be dedicated to wet land and wildlife habitat preservation.

         Beyond our intention to dedicate 15% of the property to wetlands and to a wildlife habitat, we have not yet examined the environmental implications with respect to the property. We will need to investigate any environmental impacts our plans will have on wetlands, storm water, air, transporting sink holes and wildlife. Various federal, state and local laws impose liability on an owner, whether it has knowledge or not, for toxic or hazardous materials found on a property. If such an environmental hazard is found on our proposed property, we may be exposed to substantial costs.

         We intend to develop the key commercial areas surrounding the interchange first, and radiate outward as businesses develop and move in. We will mitigate the risks associated with residential and commercial construction because we will not directly handle any of the construction on the property. We plan to sell residential plots to established home builders that have expertise in single-family home construction (or enter into joint venture arrangements with builders who will be responsible for the construction) and lease the commercial plots to large companies who will supervise all aspects of their specific site construction. Because Sumter County does not impose impact fees on new development, developers will realize a substantial savings compared to the development in a county that has impact fees.

         Impact fees are the fees a local government can charge for new development in its jurisdiction to offset a portion of the additional cost for public facilities needed to serve the new development. Local governments often feel constrained by shrinking state and federal funding. Impact fees offer a mechanism for ensuring that the development community bears a reasonable share of the costs of additional public facilities required as a result of new development. Impact fees shift the burden of these costs from existing taxpayers to developers. Impact fees vary by county and type of development, but for a project of single family residences similar to the residential portion of our proposed project in nearby Lake County, they would likely range between $9 million and $13 million. The impact fees for commercial development vary substantially. Although we have not attempted to quantify these fees, they will also be substantial. We believe both commercial businesses and residential developers will be lured to our project, in part, due to the absence of impact fees in Sumter County.

         We intend to acquire the property as soon as we obtain financing which we expect to occur in the next six to twelve months. Following our purchase of the property, we will complete all site plans, the DRI process, rezoning and financing (including the bond issuance described below). Once this step is completed, which should occur within 18 to 24 months after we purchase the property, we will begin construction and coordinate our development and construction with the widening of CR-468 by Sumter County from two lanes to four lanes and the anticipated construction of the Florida Turnpike/CR-468 interchange.

         We hope that because of our strategic location and easy access from the Florida Turnpike, our property will attract national commercial tenants. We believe that our proximity to Orlando and Tampa will be appealing to homebuilders and ultimately to people who wish to commute to their jobs in a big city while living outside a big city. The residential community will also provide business for our commercial tenants. The commercial tenants, in turn, will create employment opportunities for the local population and thus appeal to homebuilders. As employment opportunities become available, we believe that the demand for residential housing in our development, which will be known as "Newport," will increase.


         PROPOSED PROJECT FINANCING

         We plan to seek a total of $13.5 million in equity and debt capital to finance the land purchase, apply for rezoning and municipal bonds, fund a development of regional impact study and support our ongoing operations. We are pursuing a proposal for one such financing now, but we have not yet pursued financing sufficient to implement our business plan completely and have not received a commitment for any amount of financing.


         Due to the size and magnitude of the project, we plan to seek community development district, or CDD, status to raise the funds to construct the necessary infrastructure such as roads, curbs, water, electricity and sewer connections on the property. A Community Development District, as authorized by the State of Florida, is an independent local special-purpose government that may levy taxes and issue bonds, which allows the private sector to finance and manage basic infrastructure and services. A landowner must file a petition in order to gain CDD status. The landowner must provide various information about the property, the proposed development, and the anticipated cost of the proposed services. The petition is evaluated, in part, based on whether the proposed CDD would be consistent with the state and local comprehensive plans, whether the property is of sufficient size and shape to be developable as one functional interrelated community, whether the CDD represents the best alternative for delivering the proposed services and facilities to the area, whether the services and facilities will be compatible with existing local and regional services and facilities and whether the area is amenable to separate special-district government.

         We believe that we can qualify for CDD status because we will own all of the land at issue and we would be promoting the development of a rural area where there will be a positive economic impact on the surrounding community. Assuming we obtain CDD status, the landowners within the CDD will elect a Board of Supervisors for the CDD on a one vote per acre basis. The Board of Supervisors will decide whether the CDD should issue bonds. Because we will own the majority of the land in the CDD in the early years, we believe the CDD will issue the bonds necessary to pay for the infrastructure expenses. CDD bonds offer good yields on a tax-free basis and typically have 20-25 year terms. Newport plans to obtain credit enhancement for these bonds to assure a AAA rating. Interest on these bonds is typically much lower than rates on commercial loans.


         THE SURROUNDING AREA


         According to US Census figures, Sumter County's population grew from 31,577 to 53,345 between 1990 and 2000, which represents a 69% growth rate, and Sumter is one of the fastest growing counties in the State of Florida. The county is development-friendly and has shown its commitment to development by its agreement to make certain road improvements, such as the widening of CR-468. Additionally, Sumter County has no impact fees, a fact which we believe could save our commercial tenants substantial amounts and our residential developer-partners an estimated $9-13 million over the life of the project.

         Located within 10 miles of the CR-468 interchange is a large-scale residential retirement development in Lady Lake, Florida known as "The Villages." The Villages has grown to over 13,000 homes and 25,000 people during approximately the last ten years. We have been advised that the Villages also supports the County's proposed road improvements and the addition of a CR-468 interchange. Ultimately, we believe we will benefit directly from our proximity to The Villages by forming a strategic relationship with The Villages and having an ally committed to continued growth in Sumter County. The Villages' public relations and regional and national marketing and advertising campaigns should also help create national awareness of the many opportunities to relocate to Sumter County.

         COMPETITION


         The real estate development industry, both residential and commercial, is well developed in Florida. Competition in the industry is intense and is based primarily on location, land use designation, availability of capital, timing of development and price. We will compete for properties with other real estate developers, many of whom have greater financial resources, revenues and geographical diversity than we have. We will also face competition for residential purchasers and commercial tenants from larger cities, such as Orlando, Tampa and Wildwood, which offer greater resources and more employment opportunities. We believe we can succeed because of our strategic location and easy access to the Florida Turnpike, as approximately 35,000 vehicles a day will pass by our project. Each of these vehicles is a potential customer for the fast food restaurants, hotels and gas stations that are likely to be developed on the property.

         With respect to our proposed property, we currently have an exclusive option to purchase the proposed property prior to March 1, 2002. Although we have not yet received a financing commitment to purchase the property, we are evaluating several different financing proposals. We are not aware of any competition for our proposed property or for any of the financing options we are pursuing.


         EMPLOYEES


         We currently have three employees and anticipate increasing our workforce to between seven and ten full-time employees with 18 to 24 months after we purchase the property. During this same time period, we plan to retain ten to 12 professionals, on a contract basis, to assist us in the development of the property.


         GOVERNMENT APPROVALS AND REGULATIONS


         We will be subject to various federal, state and local laws and regulations concerning planning and zoning, building design, construction and environmental issues. As a result, we may experience delays, additional costs, restrictions on development in environmentally sensitive areas, or other problems in the issuance of the necessary permits and/or licenses to purchase and develop our proposed project. In addition, we cannot assure that we will be able to obtain the necessary licenses or permits at all. We may also be subject to periodic delays due to building moratoria and other regulatory issues. Such delays could be costly.

         Many of the governmental approvals required will relate to the DRI process, which is governed by Florida State laws and regulations. A DRI is any development which, because of its character, magnitude or location, would have a substantial effect on the health, safety or welfare of citizens in more than one county. The DRI process is coordinated at the state level and at the local level by one of the state's 11 regional planning councils. The Withlachochee Regional Planning Council, which is responsible for Sumter County, will play the primary role in coordinating the multi-agency review of our proposed project at the regional level. The Planning Council will consider the proposed project's impact on transportation, roads, schools, environment, utilities, human resources, public safety and other public concerns, and studies will be prepared in connection with many of these concerns. The Planning Council will conduct a pre-application review of the proposed project and at least two sufficiency reviews of the DRI application. The Planning Council's full Board of Directors will then recommend, recommend with modifications or not recommend that a development order be authorized. After final review by the Planning Council's full Board of Directors, whether recommended or not, the DRI application will be forwarded to the local governing body for determination of whether a development order should be authorized. In our case, because the property is located in unincorporated Sumter County, the development order will be reviewed by the Sumter County Commission. At each step, the State will also play a key role in deciding whether the DRI is approved and a development order is issued.

         Throughout the approval process, many local and state departments will provide input on our DRI application. These governing entities include, among others, the Florida Department of Community Affairs, the Florida Department of Transportation, the Florida Department of Environmental Protection, the Southwest Water Management District, the Sumter County Division of Planning and Development, the Florida Fish and Wildlife Conservation Commission, the City of Wildwood, the City of Coleman, the Army Corps of Engineers, the Florida Division of Historical Resources, the State Division of Forestry, the Florida Division of Natural Resources, the Sumter County School Board and the U.S. Fish and Wild Life Service. After receipt of input from these various agencies, the Planning Council will coordinate their reports and present them to us.

         We will also be subject to a variety of federal, state, and local laws and regulations concerning the protection of health and the environment. The particular environmental laws which could apply to our proposed project will depend on the site's environmental condition, the present and former uses of the site, as well as that of adjoining properties. Because we have not yet conducted an environmental audit of the proposed property, we do not know which laws will apply to the property or what compliance problems they may present.

         We do, however, know certain agencies and laws that will have jurisdiction over or may be applicable to our property. The Southwest Florida Water Management District will evaluate the water and lake storage on the property and evaluate additional man-made water bodies that may be required to meet the water storage retention requirement. The Florida Department of Environmental Protection will evaluate the environmental impact of such things as wetlands, storm water, air, transportation, sink holes and wildlife. Some of the state laws which may apply include the Florida Air and Water Pollution Control Act, the Florida Environmental Land and Waste Management Act of 1972, the Florida Safe Drinking Water Preservation Act, the Outdoor Recreation and Conservation Act and the Florida Environmental Education Act. Some of the federal laws which may apply include the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Federal Endangered Species Act.

         The establishment of a CDD will also involve various state and local agencies. We will file our petition for the CDD with the Florida Land and Water Adjudicative Commission. Much of the information required for the CDD petition will be taken from the DRI application.

         DESCRIPTION OF PROPERTY

         We presently lease office space located at 11863 Wimbledon Circle, Suite 418, Wellington, FL 33414. This lease, which continues on a month-to-month basis, commenced in September 2000 with monthly rental payments of $500.00.


         Our President and Chief Executive Officer has entered into two contracts to purchase approximately 3,300 acres of raw land in Sumter County, Florida for $11.4 million. He deposited $180,000 into escrow pending closing, which is scheduled to occur on or before March 1, 2002. If we secure acquisition financing for the property on terms acceptable to us, our President will assign the purchase contracts to us and we will purchase the property and reimburse him for the deposit.


         The property is currently being used for cattle grazing, agricultural ranching and watermelon fields. We intend to rezone the property for mixed uses, including commercial, industrial and residential use. Our preliminary studies indicate that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots.

         LEGAL PROCEEDINGS

         There are no legal actions pending against us nor any legal actions contemplated by us at this time.

                                PLAN OF OPERATION


         To date, we have raised approximately $300,000 in initial seed capital from friends and family members. We have used these funds to create our business plan and pay the expenses associated with creating and maintaining a company that files reports with the SEC. If we are unable to obtain sufficient financing, we will not purchase the property. If we do not purchase the property, we should have enough resources for the next 12 to 18 months.


         The purchase price of the property is approximately $11.4 million. Following the purchase of the property, we anticipate spending an additional $1 million to complete our studies of the property and the rezoning, permitting and approval process.

         We plan to pay for these costs through the proceeds of debt and equity financings. We also plan to seek community development bonds to pay for infrastructure costs, which we estimate at $90-$100 million. We have not yet received a firm commitment for any financing and there can be no assurance that we will be able to obtain one. If adequate funds are not available, we may be required to delay or curtail our plans or obtain funds by entering into arrangements with collaborative partners or others who may require us to relinquish some of our rights to the property.


         The following is a proposed timetable for our activities:

Next six to twelve months   -   seek and obtain financing for the purchase of
                                the property

Eighteen to twenty-four     -   complete the DRI and rezoning procedures.
months after purchase of
property                    -   develop our master site plans and identify all
                                land usage

                            - initiate contacts with potential developers, partners and commercial tenants in various sectors

                            - apply for CDD status and begin accepting deposits on the sale or lease of parcels

                            - increase staff to seven to ten full-time personnel and ten to twelve contract professionals

         If we are unable to purchase the proposed property, we will seek to locate an alternate property with similar development potential. We would likely seek a mixed use property in Florida for an alternate property. We would also seek to identify a property in an area that is likely to experience an increase in population on property values.


                            DIRECTORS AND MANAGEMENT

         Each of the our directors is elected by our shareholders to a term of one year and serves until his or her successor is elected and qualified. Each of the officers is appointed by the Board of Directors and serves at the discretion of the Board of Directors. The Board of Directors does not have a nominating, audit, or compensation committee.

         The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:


      NAME                AGE                  POSITION(S)                 DIRECTOR SINCE
--------------------     -----      ----------------------------------     --------------
Soloman Lam               48             CEO, President, Treasurer
                                               and Director                    2000

Redding Stevenson         56              Chief Operating Officer
                                               and Director                    2000

Sara Lam                  47                     Director                      2000

Samantha Lam              23                     Director                      2000

Vernon Priest             52        Vice President of Development and
                                         Engineering and Director              2000

Tina Giacalone            49              Secretary and Director               2000

Clinton Beckwith          59        Vice President of Public Relations
                                               and Director                    2000

         We do not have employment agreements with any of our executive officers. At present, Mr. Soloman devotes his full time to our business and the rest of our executive officers provide services to us on a part-time basis without compensation. Each of Messrs. Stevenson, Priest, Giacalone and Beckwith devote approximately 10% of their time to our business. We anticipate that our executive officers (other than Mr. Lam) will continue to work part-time until after we acquire the proposed property. Once we acquire the proposed property, Mr. Lam and Mr. Priest will gradually increase the time they devote to us over the development period. Once we commence accepting deposits, Mr. Stevenson and Mr. Beckwith will begin dedicating more time to us. We expect that we will begin paying our executives salaries, which have not yet been determined, once we begin producing revenue, and that our executives will devote their full time to us within eighteen to twenty-four months after we purchase the property.

         SOLOMAN LAM has served as Chief Executive Officer, President, Treasurer and a director of Newport since 2000. From 1977 to 1999, Mr. Lam served as President of Equewest Investment Ltd., a commercial and residential real estate development company. Mr. Lam has managed numerous large-scale projects including a 400-acre, $20 million subdivision near Vancouver, B.C., and a $30 million 16-story hotel in downtown Vancouver. Mr. Lam received a Bachelor of Science degree in Business Administration from Boston University in 1976.

         REDDING STEVENSON has served as Chief Operating Officer of Newport since 2001 and a director since 2000. From 1988 to present, Mr. Stevenson has served as President and CEO of Amerinvest Development Corporation, a real estate development company. Mr. Stevenson has more than 35 years of experience in executive management in all phases of real estate development, real estate/transit related and infrastructure projects, privatization initiatives and governmental relations.


         SARA LAM has served as a director of Newport since 2000. Since 1998, Sara Lam has worked for Macy's department store in Palm Beach Gardens, Florida and West Palm Beach, Florida in various capacities, most recently as the manager of the cosmetics department. Prior to 1998, Sara Lam was a homemaker.

         SAMANTHA LAM has served as a director of Newport since 2000. Since 1996, Samantha Lam has been a professional equestrian athlete who trains and competes in equestrian show jumping competitions, mostly in Germany.


         VERNON PRIEST has served as Vice President of Development and Engineering since 2000 and as a director of Newport since 2000 and specializes in development and rezoning issues. From 2000 to present, Mr. Priest has served as the Real Estate Director for West Coast Partners, a real estate development company in Clearwater, Florida. From 1996 until 1999, Mr. Priest served as a Development Management Consultant to Equitable Life Insurance, a general insurance company which financed the construction and development of the Western Park of Commerce in Weston, Florida. Mr. Priest earned his MBA from Nova Southeastern University in 1995 and his Bachelor of Science in Ocean Engineering from Florida Atlantic University in 1973.


         TINA GIACALONE has been the Secretary and a director of Newport since 2000. Since 1995, Ms. Giacalone has been a professional consultant for Computype, a secretarial and administrative services company she owns. Ms. Giacalone has over 25 years of experience in business administration. Ms. Giacalone has an associate's degree of Business Management from the Gold Coast College of T.A.F.E. in Queensland, Australia.

         CLINTON BECKWITH has been the Vice President of Public Relations and a director of Newport since 2000. Additionally, from 1993 to present, Mr. Beckwith has served as a manager of Clinda Resources, Inc., a private real estate holding company. From 1998 to present, Mr. Beckwith has also served as the publisher and a director of Waterway Times Media Group, Inc., a maritime magazine concentrating on boating and water-related leisure activities. Mr. Beckwith has been self-employed and owned various business entities over the last 30 years. His businesses have included several book, newspaper and magazine publishing companies and a building supply company.

         Soloman Lam, Chief Executive Officer and President of Newport, is the husband of Sara Lam and the father of Samantha Lam, both directors and significant shareholders of Newport.



                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of any such outstanding classes, by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, each named beneficial owner has, sole voting and investment power.


NAME AND ADDRESS(1)                              NUMBER OF SHARES
OF BENEFICIAL OWNER                             BENEFICIALLY OWNED         PERCENT OF CLASS (%)
---------------------------------------         ------------------         -------------------
Soloman Lam                                       4,700,000(2)                    78.0

Vernon Priest                                             0                        0

Redding Stevenson                                         0                        0

Tina Giacalone                                      100,000(3)                     1.7

Clinton Beckwith                                    274,000(4)                     4.6

Samantha Lam                                      4,700,000(2)                    78.0

Sara Lam                                          4,700,000(2)                    78.0

FS Capital Markets Group Inc.(5)
       1422 Chestnut Street
       Suite 410
       Philadelphia, PA 19102                       300,000                        5.0

All Officers and Directors as a group
(7 persons)                                       5,074,000                       84.2


-----------------

(1) Unless otherwise indicated, the address for each principal shareholder is 11863 Wimbledon Circle, Suite 418, Wellington, FL 33414.


(2) Represents 3,525,000 shares of common stock owned directly by Samantha Lam and 1,175,000 shares of common stock owned by Sara Lam. Soloman Lam disclaims beneficial ownership of the shares of common stock owned by his wife, Sara Lam, and his daughter, Samantha Lam. Sara Lam disclaims beneficial ownership of the 3,525,000 shares of common stock owned by her daughter, Samantha Lam. Samantha Lam disclaims beneficial ownership of the 1,175,000 shares of common stock owned by her mother, Sara Lam.


(3) Represents 35,000 shares owned directly by Ms. Giacalone and 65,000 shares owned by Ms. Giacalone's spouse.


(4) Represents 200 shares owned directly by Mr. Beckwith, 50,000 shares owned jointly with Mr. Beckwith's spouse, 5,000 shares owned directly by Mr. Beckwith's spouse, 195,000 shares owned by Clinda Resources, Inc., a company the Beckwiths control, and 23,800 shares owned by Waterway Times, Inc., a company Mr. Beckwith controls.

(5) Michael Tay, an officer of FS Capital Markets Group, Inc., has voting control over FS Capital Markets Group, Inc.


                              SELLING SHAREHOLDERS


         The following table sets forth certain information as of the date of this prospectus regarding (i) the number of shares of our common stock owned by each of the selling shareholders prior to the offering; (ii) the number of shares of our common stock offered by each selling shareholder pursuant to this prospectus; (iii) the number of shares of our common stock owned by each selling shareholder after the offering; and (iv) the percentage of our common stock owned by each selling shareholder before and after the offering. This table assumes that all shares offered for sale in this prospectus are sold. Unless otherwise indicated in this prospectus, no selling shareholder is affiliated with us or has been affiliated with us within the last three years.



                                      OWNERSHIP                                   OWNERSHIP
    NAME OF SELLING                 OF COMMON STOCK         NUMBER OF            OF COMMON STOCK
      SHAREHOLDER                   BEFORE OFFERING       SHARES OFFERED         AFTER OFFERING
----------------------------    -----------------------   --------------      ---------------------
                                 NUMBER     PERCENT (%)                       NUMBER     PERCENT (%)
                                -------     ----------                        ------     ----------
Elizabeth and Steven Alfieri      5,600         *             5,600                0          *
David Amlund                      1,500         *             1,500                0          *
Louise Amlund                     1,500         *             1,500                0          *
David Balcaitis                   8,000         *             4,000            4,000          *
Sue Balcaitis                     8,000         *             4,000            4,000          *
Wanda Beckel                      5,500         *             5,500                0          *
Clint & Linda Beckwith           50,000         *               500           49,500          *
Clinton Beckwith                    200         *               200                0          *
Linda Beckwith                   10,000         *             5,000            5,000          *

                                      OWNERSHIP                                   OWNERSHIP
    NAME OF SELLING                 OF COMMON STOCK         NUMBER OF            OF COMMON STOCK
      SHAREHOLDER                   BEFORE OFFERING       SHARES OFFERED         AFTER OFFERING
----------------------------    -----------------------   --------------      ---------------------
                                 NUMBER     PERCENT (%)                       NUMBER     PERCENT (%)
                                -------     ----------                        ------     ----------
Richard Berger                   10,000         *             5,000            5,000          *
Laura Black                       1,000         *               500              500          *
Clinda Resources, Inc.          195,000         3.2         195,000                0          *
Jen Conover                       2,000         *             1,000            1,000          *
Bruce Cook                        1,040         *             1,040                0          *
Datum Inc.                          500         *               500                0          *
Andrew Derrico                    2,000         *             2,000                0          *
Loretha Derrico                   2,000         *             2,000                0          *
Michelle Elfers                     100         *               100                0          *
Tom Elfers                          200         *               200                0          *
Joe Giacalone                    65,000         1.1          65,000                0          *
Tina Giacalone                   35,000         *            35,000                0          *
Karin Himmelmeyer                 4,000         *             4,000                0          *
Sasha Himmelmeyer                 4,000         *             4,000                0          *
Fred Hwang                       15,000         *            15,000                0          *
Patti Hwang                      15,000         *            15,000                0          *
Irene Janota                    110,000         1.8          55,000           55,000          *
Tim Janota                      110,000         1.8          55,000           55,000          *
JMI Graphic, Inc.                   200         *               200                0          *
Bill McDonald                     4,000         *             4,000                0          *
Thomas Muirhead                     100         *               100                0          *
Roger Mummah                      5,000         *             2,500            2,500          *
Suzanne Mummah                    5,000         *             2,500            2,500          *
Tinh Nguyen                         500         *               500                0          *
Susan O'Donovan                   5,000         *             5,000                0          *
Leona Schancel                    4,000         *             4,000                0          *
Peter Schancel                  200,000         3.3         200,000                0          *
Reg Schancel                      4,000         *             4,000                0          *
R. Seminaris                      2,000         *             2,000                0          *
Esther Stainsby                   5,000         *             1,000            4,000          *
Harry Stainsby                   59,800         1.0           1,800           58,000          1.0
Kim Stainsby                     11,000         *             7,000            4,000          *
Nadina Stainsby                     100         *               100                0          *
Treena Stainsby                     100         *               100                0          *
Derek Striker                     6,000         *             6,000                0          *
Shari and Steven Tyler            1,000         *             1,000                0          *
Waterway Times, Inc.             23,800         *            23,800                0          *
Carlee Weston                    10,000         *             5,000            5,000          *
Bruce Wheatley                    1,000         *               500              500          *


-----------------------
* Represents less than 1%.


         The selling shareholders listed above that are entities have provided us with the names of the individuals who exercise voting control over each of them, as follows:


         Clinda Resources, Inc. - Clinton and Linda Beckwith
         Datum Inc. - Tinh Nguyen
         JMI Graphic, Inc. - Tom Elfers
         Waterway Times, Inc. - Clinton Beckwith

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

- ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

-        privately negotiated transactions;

- block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

-        sales under Rule 144, if available, rather than using this prospectus;

-        a combination of any of these methods of sale; and

-        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling shareholder, the brokers may offer and sell the pledged shares. When selling their shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling shareholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling shareholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with the sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of their shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all of our out-of-pocket expenses and our accounting fees and expenses incident to the registration of the shares.

         The selling shareholders participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act in connection with sales of the shares.


                              CERTAIN TRANSACTIONS

         Soloman Lam, our President and Chief Executive Officer, has entered into two exclusive land sales contracts to purchase approximately 3,300 acres of land in Sumter County. If we decide to purchase the property, Mr. Lam will assign the land sales contracts to us. Mr. Lam has deposited $180,000 in connection with the land sales contracts, which amount is being held in escrow pending closing. If we close on the land and sales contracts, we plan to reimburse Mr. Lam for the $180,000 deposit.


         In September 1999, we entered in a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions to insure an orderly business combination in our stock-for-stock merger with First Philadelphia Capital Corp. We paid FS Capital Markets Group, Inc. a fee of $95,000 and issued it 300,000 shares of our common stock, computed after completion of the transaction. FS Capital Markets, Inc. does not have any right to appoint a director to our Board of Directors and none of its principals are affiliated with us. FS Capital Markets Group is, however, a principal stockholder of Newport.

         During Newport's development stage, Soloman Lam, our President and Chief Executive Officer, loaned us $33,460 for working capital. This loan is unsecured, non-interest bearing and due on demand.

         In April 2000, our President and Chief Executive Officer assigned the exclusive licensing rights to a patent he owned to our predecessor, Conservation Anglers Mfg., Inc., for $40,000. We have no present plans to use the patent. We paid for the patent with a note that is unsecured, non-interest bearing and due on demand.


                                 OUR SECURITIES

         The following summarizes the important provisions of our capital stock. For more information about our capital stock, please see the copy of our certificate of incorporation, as amended, that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         Under our certificate of incorporation, the authorized but unissued shares of our capital stock will be available for issuance for general corporate purposes, including possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001, per share. As of the date of this prospectus, 6,025,780 shares of our common stock are outstanding and no shares of our preferred stock are outstanding.

         COMMON STOCK

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to shareholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

         PREFERRED STOCK

         Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The Board can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board has the authority to determine these rights without any further vote or action by the shareholders. Our Board has not designated the rights of any of our preferred stock.

         "ANTI-TAKEOVER" PROVISIONS

         Although the Board of Directors is not currently aware of any takeover attempts, our certificate of incorporation, as amended, and by-laws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our shareholders.

         AUTHORIZED BUT UNISSUED SHARES. We authorized 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financings, acquisitions, stock dividends, stock splits, grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. Our shareholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

         NO CUMULATIVE VOTING. Our by-laws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of our business.

         HOLDERS OF OUR SECURITIES

         As of the date of this prospectus, we had 6,025,780 shares of our common stock issued and outstanding held by 51 shareholders of record. Our transfer agent is Holladay Stock Transfer, Inc. Scottsdale, AZ. 85251.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 6,025,780 shares of our common stock outstanding as of the date of this prospectus, 5,271,540 shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

         Of these restricted securities, 5,000,000 shares are owned by our affiliates, as that term is defined under the Securities Act. Pursuant to an SEC interpretive letter, the resale of the shares owned by affiliates of a blank check company may be carried out only pursuant to a registered offering, such as under this prospectus. A "blank check company" is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person. The SEC also follows this position with respect to shares of a blank check company sold directly to non-affiliates in an unregistered offering. Because First Philadelphia Capital Corp., the company with which we merged, was a "blank-check company," this SEC interpretation may apply to the resale of our shares by some of our affiliates.

         When a company is no longer considered a blank check company, Rule 144 may be available for resales of the company's shares acquired after that time. Under Rule 144, if certain other conditions are satisfied, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares up to the greater of

1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled under Rule 144, if the rule is available, to sell the shares without regard to any of the volume limitations described above.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                     EXPERTS


         Our Consolidated Financial Statements as of December 31, 2000 and for the period from December 27, 1999 (inception) to December 31, 2000, included in this prospectus have been included herein in reliance upon the reports of J.P. Spillane, C.P.A., P.A., independent certified public accountants, which appear elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.


         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to Soloman Lam, Newport International Group, Inc., 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414, telephone number (561) 389-6725.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                        NEWPORT INTERNATIONAL GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report...........................................................................................  F-2

Balance Sheet as of December 31, 2000 and 1999.........................................................................  F-3

Statement of Operations for the Years Ended December 31, 2000 and 1999 and
   for the period from December 27, 1999 (inception) to December 31, 2000..............................................  F-5

Statements of Stockholders' Equity for the period from December 27, 1999 (inception) to
   December 31, 2000...................................................................................................  F-6

Statements of Cash Flows for the Years Ended December 31, 2000 and 1999
   and for the period from December 27, 1999 (inception) to December 31, 2000..........................................  F-7

Notes to Financial Statements..........................................................................................  F-8

Independent Accountant's Report........................................................................................  F-11

Balance sheet as of September 30, 2001 (unaudited).....................................................................  F-12

Statement of Operations for the nine months September 30, 2001 and for the period
   December 27, 1999 (inception) to September 30, 2001 (unaudited).....................................................  F-14

Statement of Stockholders' Equity for the period December 27, 1999 (inception) to
   September 30, 2001 (unaudited)......................................................................................  F-15

Statement of Cash Flows for the nine months ended September 30, 2001, and for the period
   December 27, 1999 (inception) to September 30, 2001 (unaudited).....................................................  F-16

Notes to Financial Statements (unaudited)..............................................................................  F-17

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Newport International Group, Inc.


We have audited the accompanying balance sheet of Newport International Group, Inc. (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from December 27, 1999 (inception), to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Newport International Group, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and from December 27, 1999 (inception), to December 31, 2000, in conformity with generally accepted accounting principles.



Wellington, Florida
March 26, 2001


                                          /s/ J.P. Spillane, C.P.A., P.A.
                                          -----------------------------------

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                           December 31, 2000 and 1999



                                     ASSETS


                                         2000             1999
                                       --------         --------
CURRENT ASSETS
     Cash-Operating Account            $ 36,320         $    500
                                       --------         --------

Total Current Assets                     36,320              500

FIXED ASSETS                                  0                0
                                       --------         --------

Total Fixed Assets                            0                0

OTHER ASSETS
     Organization Costs                     360                0
     Accumulated Amortization               (12)               0
     Patent Costs                        41,614                0
     Deferred Development Costs           3,500                0
                                       --------         --------

Total Other Assets                       45,462


TOTAL ASSETS                           $ 81,782         $    500
                                       ========         ========


                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                           December 31, 2000 and 1999



                        LIABILITIES & STOCKHOLDERS EQUITY



                                                               2000            1999
                                                             --------        --------
CURRENT LIABILITIES                                          $      0        $      0
                                                             --------        --------

Total Current Liabilities                                           0               0

LONG TERM LIABILITIES
     Loans from Officer                                        73,460               0
                                                             --------        --------

Total Long Term Liabilities                                    73,460               0
                                                             --------        --------
TOTAL LIABILITIES                                              73,460               0
                                                             --------        --------

COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

STOCKHOLDERS EQUITY
     Preferred Stock - $.0001 Par Value, 5,000,000
       Shares Authorized, None Issued                               0               0
     Common Stock - $.0001 Par Value, 20,000,000
       Shares Authorized, 5,000,000 Shares Issued and
       Outstanding                                                500             500
     Subscribed Common Stock                                       41               0
     Additional Paid in Capital                               108,788               0
     Deficit Accumulated During Development Stage            (101,007)              0
                                                             --------        --------

TOTAL STOCKHOLDERS EQUITY                                       8,322             500
                                                             --------        --------

TOTAL LIABILITIES & STOCKHOLDERS EQUITY                      $ 81,782        $    500
                                                             ========        ========


                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                             Statement of Operations

                 For The Years Ended December 31, 2000 and 1999
         And The Period From Dec. 27, 1999 (Inception) to Dec. 31, 2000




                                                                           Dec. 27,
                                          For the          For the           1999
                                           Year             Year          (Inception)
                                          Ended            Ended              to
                                         Dec. 31,         Dec. 31,          Dec. 31,
                                          2000              1999             2000
                                        ---------         ---------        ---------
REVENUES                                $       0         $       0        $       0
COST OF SALES                                   0                 0                0
                                        ---------         ---------        ---------
GROSS PROFIT                                    0                 0                0
                                        ---------         ---------        ---------

OPERATING EXPENSES
     Auto Expense                             614                 0              614
     Organizational Expenses                  299                 0              299
     Entertainment Expenses                   327                 0              327
     Office Expense                         1,338                 0            1,338
     Postage                                  346                 0              346
     Telephone                              1,317                 0            1,317
     Professional Fees                        994                 0              994
     Contract Services                        395                 0              395
     Consulting Fees                       95,000                 0           95,000
     Bank Charges                              66                 0               66
     Interest Expense                         250                 0              250
     Depreciation & Amortization               12                 0               12
     Taxes & Licenses                          49                 0               49
                                        ---------         ---------        ---------
Total Operating Expenses                  101,007                 0          101,007
                                        ---------         ---------        ---------
Net Loss                                $(101,007)        $       0        $(101,007)
Net Loss Per Share
     Basic                              $    (.02)        $    (.00)       $    (.02)
                                        =========         =========        =========
     Diluted                            $    (.02)        $    (.00)       $    (.02)
                                        =========         =========        =========


                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)

       Statement of Stockholders' Equity for the Period December 27, 1999
                        (Inception) to December 31, 2000




                                        Common Stock              Subscribed Stock
                               ---------------------------   --------------------------
                                                                                                         Deficit
                                                                                                       Accumulated
                                  Number                       Number                     Additional      During
                                    of                           of                        Paid In     Development
                                  Shares         Amount        Shares         Amount       Capital        Stage          Total
                               ------------   ------------   ------------  ------------  ------------  ------------   ------------
Issuance of Common Stock
  on Dec. 27, 1999 for Cash
  at $.0001 Per Share             5,000,000   $        500              0  $          0  $          0  $          0   $        500
Net Loss Dec. 27, 1999 to
  Dec. 31, 1999                           0              0              0             0             0             0              0
                               ------------   ------------   ------------  ------------  ------------  ------------   ------------
Balance Dec. 31, 1999             5,000,000            500              0             0             0             0            500

Unreimbursed Expenses                     0              0              0             0           299             0            299
Cancellation of Common
  Stock Prior to Merger at
  $.0001 Per Share
                                 (4,700,000)          (470)             0             0             0             0           (470)
Issuance of Common Stock at
  Merger at $.0001 Per Shares
                                  4,700,000            470              0             0             0             0            470
Pooling of Interest                       0              0              0             0        13,530             0         13,530
Payment of Subscribed
  Common Stock                            0              0        410,000            41        94,959             0         95,000
Net Loss for 2000                         0              0              0             0             0      (101,007)      (101,007)
                               ------------   ------------   ------------  ------------  ------------  ------------   ------------
Balance December 31, 2000         5,000,000   $        500        410,000  $         41  $    108,788  $   (101,007)  $      8,322



                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows

                 For The Years Ended December 31, 2000 and 1999
         And The Period From Dec. 27, 1999 (Inception) to Dec. 31, 2000



                                           For the Year       For the Year     Dec. 27, 1999
                                              Ended              Ended         (Inception) to
                                          Dec. 31, 2000      Dec. 31, 1999     Dec. 31, 2000
                                          -------------      -------------     -------------
CASH FLOWS FROM OPERATING EXPENSES
 Net Loss                                 $   (101,007)      $          0      $   (101,007)
 Depreciation & Amortization                        12                  0                12
 Patent Costs                                  (41,614)                 0           (41,614)
 Deferred Development Costs                     (3,500)                 0            (3,500)
                                          ------------       ------------      ------------
NET CASH FROM OPERATING ACTIVITIES            (146,109)                 0          (146,109)
                                          ------------       ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Organization Costs                               (360)                 0              (360)
                                          ------------       ------------      ------------
NET CASH FROM INVESTING ACTIVITIES                (360)                 0              (360)
                                          ------------       ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Loans From Officer                             73,460                  0            73,460
 Common Stock                                       --                500               500
 Subscribed Common Stock                            41                  0                41
 Additional Paid In Capital                    108,788                  0           108,788
                                          ------------       ------------      ------------
NET CASH FROM FINANCING ACTIVITIES             182,289                500           182,789
                                          ------------       ------------      ------------

                                          ------------       ------------      ------------
NET INCREASE IN CASH                            35,820                500            36,320
CASH AT BEGINNING OF PERIOD                        500                  0                 0
                                          ------------       ------------      ------------
CASH AT END OF PERIOD                     $     36,320       $        500      $     36,320
                                          ============       ============      ============

SUPPLEMENTAL INFORMATION
 Interest Paid for Period                 $        250       $          0      $        250
                                          ============       ============      ============
 Income Tax Paid for Period               $          0       $          0      $          0
                                          ============       ============      ============


                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 and 1999




1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Business - The Company is a real estate holding and development company that develops commercial, industrial, and residential properties from raw undeveloped land. The Company was originally organized in Delaware on December 27, 1999, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.

         Pooling of Interests - On October 30, 2000, the Company completed a business combination with Conservation Anglers Manufacturing, Inc. which is a real estate holding and development company that was originally organized in Florida on February 7, 2000, as a manufacturing company specializing in the biodegradable chemical manufacturing industry offering lead free solutions to various industrial needs. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, the Company issued 4,700,000 shares of restricted common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. Accordingly, the Company's financial statements for 2000 have been restated to include the accounts of Conservation Anglers Manufacturing, Inc. as if the companies had combined at the beginning of the year. There were no transactions between the Company and Conservation Anglers Manufacturing, Inc. before the combination and no adjustments were necessary to conform accounting policies.

         Name Changes - The Company was originally organized as First
              Philadelphia Capital Corp. As a result of the business combination on October 30, 2000, the Company changed its name to Conservation Anglers Manufacturing, Inc. In January, 2001, the Company again changed its name to Newport International Group, Inc.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

         Cash and Cash Equivalents - For the purposes of reporting the statement of cash flows, cash and cash equivalents include highly liquid instruments with maturities of three months or less at the time of purchase.

         Income Taxes - The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS

              109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the fact that the Company did not have any material operations for the years ended December 31, 2000 and 1999.

         Other Assets - Costs incurred in connection with developing real estate have been deferred and capitalized. In addition, the Company has capitalized the costs of obtaining patents. The Company intends to amortize such assets once operations commence, and revenues are generated.

2.   DUE TO OFFICER: - During the development stage of the Company, the
              Chief Executive Officer of the Company has advanced funds on behalf of the Company. Such advances are unsecured, non-interest bearing, and due on demand. Also included is the purchase by the Company of exclusive licensing rights to certain patents from the Chief Executive Officer for $40,000.

3.   STOCKHOLDERS EQUITY:

         Preferred Stock - The Company is authorized to issue 5,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares of preferred stock has been issued.

         Common Stock - The Company is authorized to issue 20,000,000 shares of common stock at $.0001 par value. The Company has issued 5,000,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended and restricted pursuant to Rule 144 of the Securities Act of 1933 as amended.

         Subscribed Common Stock - The Company has received subscriptions to its common stock for 410,000 shares as of December 31, 2000, as part of a 1,000,000 share offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. All 410,000 shares subscribed are restricted pursuant to Rule 144 of the Securities Act of 1933, as amended.

         Additional Paid In Capital - Additional paid in capital at December 31,
              2000, represents the amount paid for common stock issued or subscribed to in excess of par value and $299 in unreimbursed expenses.

4.   TRANSACTION WITH RELATED PARTY - On August 17, 2000, the Company
              entered into a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions and undertake certain obligations to insure an orderly business combination as reported above under pooling of interests, for a fee of $95,000. At December 31, 2000, FS Capital Markets Groups, Inc. owned 300,000 shares of the issued and outstanding common stock of the Company.


5.  COMMITMENTS - On December 1, 2000, the Company has agreed to pay $10,000 to purchase the rights to a feasibility study for certain parcels of land which it plans on developing in the future. Payments totaling $2,500 were made in December, 2000, for one copy of the report. The balance of $7,500 is due and payable if the Company elects to proceed with the acquisition of any of the parcels.

6.  SUBSEQUENT EVENTS:

         Land Contracts - The President and Chief Executive Officer has executed certain land contracts totaling $11,389,600 which the Company intends to develop in the future. Such contracts are due to close on September 1, 2001. The President and Chief Executive Officer has deposited $180,000 into escrow pending closing and the Company will reimburse him when he assigns the contracts to the Company.

         Agreements - The Company entered into a management and financial consulting agreement on January 15, 2001, with Union Atlantic LC, as consultant, to provide management and financial consulting services, and Union Atlantic Capital LC, as investment bank, to provide investment banking services, for a fee of $25,000. The Company shall issue to Union Atlantic a warrant to purchase five (5%) (250,000 shares) of the outstanding common stock of the Company if and only if a covered transaction occurs. The exercise per share price of the warrants shall equal the per share price paid by investors in the first covered transaction between October 31, 2001, and October 31, 2004. The warrants will expire seven (7) years after the date of issue, and can be exercised at any time in whole or in part. There is a restriction from selling more than 25% of the underlying shares during any single calendar quarter.

         Subscribed Common Stock - Additional subscriptions to common stock were received in 2001. Through March 26, 2001, an additional 477,580 shares had been subscribed.

7.  NET LOSS PER SHARE - Basic net loss per share is computed using the weighted average number of common shares outstanding. The dilutive effect of potential common shares outstanding is included in diluted net loss per share. The computations of basic net loss per share and diluted net loss per share are as follows:



                                         2000            1999
                                      ----------      ----------
Basic weighted average shares          5,000,000       5,000,000

Effect of dilutive securities:
Common stock subscriptions                61,500              --

                                      ----------      ----------
Dilutive potential common shares       5,061,500       5,000,000
                                      ==========      ==========

                         INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors and Stockholders of Newport International Group, Inc.

We have reviewed the accompanying balance sheet of Newport International Group, Inc. (a development stage company) as of September 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for the nine (9) months ended September 30, 2001 and for the period from December 27, 1999 (inception), to September 30, 2001, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Newport International Group, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



Wellington, Florida
November 13, 2001

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                               September 30, 2001

                                   (Unaudited)

                                     ASSETS


CURRENT ASSETS

         Cash-Operating Account            $  5,659
         Prepaid Loan Fee                     9,868
                                           --------

Total Current Assets                                   $ 15,527

FIXED ASSETS
         Office Furniture & Equipment      $  2,160
         Accumulated Depreciation              (201)
                                           --------

Total Fixed Assets                                     $  1,959

OTHER ASSETS
         Organization Costs                $    360
         Accumulated Amortization               (66)
         Patent Costs                        43,484
         Deferred Development Costs           3,500
                                           --------

Total Other Assets                                     $ 47,278


                                                       ========
TOTAL ASSETS                                           $ 64,764
                                                       ========



                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                               September 30, 2001

                                   (Unaudited)

                        LIABILITIES & STOCKHOLDERS EQUITY


CURRENT LIABILITIES
  Credit Card Payable                                              $   1,526
  Investment Refund Payable                                            1,000
                                                                   ---------
Total Current Liabilities                                                       $   2,526

LONG TERM LIABILITIES
  Loans from Officer                                               $  44,170
                                                                   ---------
Total Long Term Liabilities                                                     $  44,170
                                                                                =========
TOTAL LIABILITIES                                                               $  46,696

COMMITMENTS, CONTINGENCIES, AND SUBSEQUENT EVENTS

STOCKHOLDERS EQUITY
  Preferred Stock - $.0001 Par Value,
    5,000,000 Shares Authorized, None
    Issued                                                         $       0
  Common Stock - $.0001 Par Value,
    20,000,000 Shares Authorized,
    6,025,780 Shares Issued and
    Outstanding                                                          603
  Stock Subscriptions Receivable                                     (57,600)
  Additional Paid in Capital                                         271,811
  Deficit Accumulated During Development
    Stage                                                           (196,746)
                                                                   ---------

TOTAL STOCKHOLDERS EQUITY                                                       $  18,068
                                                                                =========

TOTAL LIABILITIES & STOCKHOLDERS EQUITY                                         $  64,764
                                                                                =========



                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                             Statement of Operations

                    For The 9 Months Ended September 30, 2001
       And The Period From Dec. 27, 1999 (Inception) to September 30, 2001

                                   (Unaudited)


                                                                       For the 9 Months          December 27, 1999
                                                                           Ended                  (Inception) to
                                                                      September 30, 2001         September 30, 2001
                                                                     --------------------       --------------------
REVENUES                                                             $                  0       $                  0

COST OF SALES                                                                           0                          0
                                                                     ====================       ====================
GROSS PROFIT                                                                            0                          0
                                                                     --------------------       --------------------

OPERATING EXPENSES
         Repairs & Maintenance                                                        263                        263
         Auto Expense                                                               1,445                      2,059
         Miscellaneous Expense                                                         91                         91
         Advertising                                                                1,481                      1,481
         Organizational Expenses                                                        0                        299
         Entertainment Expense                                                      3,288                      3,614
         Travel Expense                                                             2,333                      2,333
         Continuing Education                                                         154                        154
         Office Expense                                                             2,279                      3,617
         Postage                                                                      660                      1,006
         Telephone                                                                  1,062                      2,380
         Professional Fees                                                         37,176                     38,170
         Contract Services                                                              0                        395
         Consulting Fees                                                           35,248                    130,248
         Finders Fee                                                                2,350                      2,350
         SEC Fees                                                                     566                        566
         Bank Charges                                                                 123                        189
         Rent                                                                       6,500                      6,500
         Interest Expense                                                               0                        250
         Utilities                                                                    430                        429
         Depreciation & Amortization                                                  255                        267
         Taxes & Licenses                                                              35                         84
                                                                     ====================       ====================
Total Operating Expenses                                                           95,739                    196,745
                                                                     --------------------       --------------------

                                                                     ====================       ====================
Net Loss                                                             $            (95,739)      $           (196,745)
                                                                     ====================       ====================

Net Loss Per Share
         Basic                                                       $               (.02)      $               (.04)
                                                                     ====================       ====================



                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)

       Statement of Stockholders' Equity for the Period December 27, 1999
                        (Inception) to September 30, 2001

                                   (Unaudited)



                                  Common Stock        Subscribed Stock                                   Deficit
                               -------------------   -------------------                                Accumulated
                                 Number                Number              Additional     Stock            During
                                  Of                    Of                  Paid In    Subscriptions    Development
                                 Shares     Amount     Shares     Amount    Capital      Receivable        Stage       Total
                               ----------   ------   ----------   ------   ----------  -------------   -----------   ---------
Issuance of Common Stock
  on Dec. 27, 1999 for Cash
  at $.0001 Per Share           5,000,000   $  500            0   $    0   $        0  $           0   $         0   $     500
Net Loss Dec. 27, 1999 to
  Dec. 31, 1999                         0        0            0        0            0              0             0           0
                               ----------   ------   ----------   ------   ----------  -------------   -----------   ---------
Balance Dec. 31, 1999           5,000,000      500            0        0            0              0             0         500
Unreimbursed Expenses                   0        0            0        0          299              0             0         299
Cancellation of Common
  Stock Prior to Merger at
  $.0001 Per Share
                               (4,700,000)    (470)           0        0            0              0             0        (470)
Issuance of Common Stock at
  Merger at $.0001 Per Shares
                                4,700,000      470            0        0            0              0             0         470
Pooling of Interest                     0        0            0        0       13,530              0             0      13,530
Payment of Subscribed
 Common Stock                           0        0      410,000       41       94,959              0             0      95,000
Net Loss for 2000                       0        0            0        0            0              0      (101,007)   (101,007)
                               ----------   ------   ----------   ------   ----------  -------------   -----------   ---------
Balance December 31, 2000       5,000,000   $  500      410,000   $   41   $  108,788              0      (101,007)  $   8,322
Payment of Subscribed
  Common Stock                          0        0      363,580       37       94,223              0             0      94,260
Subscriptions for Services
  Rendered                              0        0       22,100        2       11,223              0             0      11,225
Common Stock Subscribed
  But Unpaid                            0        0      230,100       23       57,577        (57,600)            0           0
Common Stock Issued             1,025,780      103   (1,025,780)    (103)           0              0             0           0
Net Loss Jan. 1, 2001 to
  Sept. 30, 2001                        0        0            0        0            0              0       (95,739)    (95,739)
                               ----------   ------   ----------   ------   ----------  -------------   -----------   ---------
Balance September 30, 2001      6,025,780   $  603            0   $    0   $  271,811  $     (57,600)  $  (196,746)  $  18,068
                               ==========   ======   ==========   ======   ==========  =============   ===========   =========




                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows

                    For The 9 Months Ended September 30, 2001
       And The Period From Dec. 27, 1999 (Inception) to September 30, 2001

                                   (Unaudited)



                                                                           For the 9              December 27, 1999
                                                                          Months Ended             (Inception) to
                                                                       September 30, 2001         September 30, 2001
                                                                       ------------------         ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                             $          (95,739)        $         (195,746)
  Depreciation & Amortization                                                         255                        267
  Patent Costs                                                                     (1,870)                   (43,484)
  Deferred Development Costs                                                            0                     (3,500)
  Prepaid Loan Fee                                                                 (9,868)                    (9,868)
  Credit Card Payable                                                               1,526                      1,526
  Investment Refund Payable                                                         1,000                      1,000
                                                                       ------------------         ------------------
NET CASH FROM OPERATING ACTIVITIES                                               (104,696)                  (250,805)
                                                                       ------------------         ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Organization Costs                                                                     0                       (360)
 Office Furniture & Equipment                                                      (2,160)                    (2,160)
                                                                       ==================         ==================

NET CASH FROM INVESTING ACTIVITIES                                                 (2,160)                    (2,520)
                                                                       ------------------         ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Loans From Officer                                                               (29,290)                    44,170
 Common Stock                                                                         103                        603
 Subscribed Common Stock                                                              (41)                         0
 Additional Paid in Capital                                                       163,023                    271,811
 Stock Subscriptions Receivable                                                   (57,600)                   (57,600)
                                                                       ------------------         ------------------

NET CASH FROM FINANCING ACTIVITIES                                                 76,195                    258,984
                                                                       ------------------         ------------------

NET INCREASE (DECREASE) IN CASH                                                   (30,661)                     5,659

CASH AT BEGINNING OF PERIOD                                                        36,320                          0
                                                                       ------------------         ------------------

CASH AT END OF PERIOD                                                  $            5,659         $            5,659
                                                                       ==================         ==================

SUPPLEMENTAL INFORMATION
 Interest Paid for Period                                              $                0         $              250
                                                                       ==================         ==================

     Income Tax Paid for Period                                        $                0         $                0
                                                                       ==================         ==================



                 See Accompanying Notes and Accountant's Report

                        NEWPORT INTERNATIONAL GROUP, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001
                                   (Unaudited)



1.       BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


         Business - The Company is a real estate holding and development company that develops commercial, industrial, and residential properties from raw undeveloped land. The Company was originally organized in Delaware on December 27, 1999, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.

         Pooling of Interests - On October 30, 2000, the Company completed a business combination with Conservation Anglers Manufacturing, Inc. which is a real estate holding and development company that was originally organized in Florida on February 7, 2000, as a manufacturing company specializing in the biodegradable chemical manufacturing industry offering lead free solutions to various industrial needs. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, the Company issued 4,700,000 shares of restricted common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. Accordingly, the Company's financial statements for 2000 have been restated to include the accounts of Conservation Anglers Manufacturing, Inc. as if the companies had combined at the beginning of the year. There were no transactions between the Company and Conservation Anglers Manufacturing, Inc. before the combination and no adjustments were necessary to conform accounting policies.


         Name Changes - The Company was originally organized as First Philadelphia Capital Corp. As a result of the business combination on October 30, 2000, the Company changed its name to Conservation Anglers Manufacturing, Inc. In January, 2001, the Company again changed its name to Newport International Group, Inc.


         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

         Cash and Cash Equivalents - For the purposes of reporting the statement of cash flows, cash and cash equivalents include highly liquid instruments with maturities of three months or less at the time of purchase.

         Income Taxes - The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the fact that the Company did not have any material operations for the period ended September 30, 2001.


         Fixed Assets - Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. For financial statement purposes and for federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system.

         Other Assets - Costs incurred in connection with developing real estate have been deferred and capitalized. In addition, the Company has capitalized the costs of obtaining patents. The Company intends to amortize such assets once operations commence, and revenues are generated.


2. DUE TO OFFICER: - During the development stage of the Company, the Chief Executive Officer of the Company has advanced funds on behalf of the Company. Such advances are unsecured, non-interest bearing, and due on demand. Also included is the purchase by the Company of exclusive licensing rights to certain patents from the Chief Executive Officer for $40,000.

3.       STOCKHOLDERS EQUITY:


         Preferred Stock - The Company is authorized to issue 5,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares of preferred stock have been issued.


         Common Stock - The Company is authorized to issue 20,000,000 shares of common stock at $.0001 par value. The Company has issued 6,025,780 shares of its common stock pursuant to Section 4(2) and restricted pursuant to Rule 144 of the Securities Act of 1933 as amended.

         Stock Subscriptions Receivable - The Company has a receivable for subscriptions to its common stock for 230,100 shares as of September 30, 2001. The stock was issued in August, 2001.

         Additional Paid In Capital - Additional paid in capital at September 30, 2001, represents the amount paid or receivable for common stock issued in excess of par value and $299 in unreimbursed expenses.

4. TRANSACTION WITH RELATED PARTY: - On August 17, 2000, the Company entered into a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions and undertake certain obligations to insure an orderly business combination as reported above under pooling of interests, for a fee of $95,000. At September 30,

2001, FS Capital Markets Groups, Inc. owned 300,000 shares of the issued and outstanding common stock of the Company.


5. COMMITMENTS: - On December 1, 2000, the Company has agreed to pay $10,000 to purchase the rights to a feasibility study for certain parcels of land which it plans on developing in the future. Payments totaling $2,500 were made in December, 2000, for one copy of the report. The balance of $7,500 is due and payable if the Company elects to proceed with the acquisition of any of the parcels.

6. LAND CONTRACTS: - The President and Chief Executive Officer has executed certain land contracts totaling $11,389,600 which the Company intends to develop in the future. Such contracts were due to close on September 1, 2001, but were extended to March 1, 2002 at sellers request. The President and Chief Executive Officer has deposited $180,000 into escrow pending closing and the Company will reimburse him when he assigns the contracts to the Company.

7. AGREEMENTS: - The Company entered into a management and financial consulting agreement on January 15, 2001, with Union Atlantic LC, as consultant, to provide management and financial consulting services, and Union Atlantic Capital LC, as investment bank, to provide investment banking services, for a fee of $25,000. The Company shall issue to Union Atlantic a warrant to purchase five (5%) (250,000 shares) of the outstanding common stock of the Company. The exercise per share price of the warrants shall equal the per share price paid by investors in the first covered transaction between October 31, 2001, and October 31, 2004. The warrants will expire seven (7) years after the date of issue, and can be exercised at any time in whole or in part. There is a restriction from selling more than 25% of the underlying shares during any single calendar quarter. The warrant had not been issued at November 13, 2001.

         The Company entered into an agreement with First Level Capital, Inc. on April 27, 2001, for certain financial services contracts. The Company agreed to issue 20,000 shares of its common stock to First Level Capital, Inc. for this service. The stock was issued August 23, 2001, for $10,000, the value of the service rendered.

8. NET LOSS PER SHARE: - Basic net loss per share is computed using the weighted average number of common shares outstanding. The computation of basic net loss per share is as follows:



                                               2001                      Since Inception
                                             ---------                   ---------------
Basic weighted average shares                5,227,951                      5,097,693



9. SUBSEQUENT EVENTS: - Additional subscriptions to common stock were received after September 30, 2001. Through November 13, 2001, an additional 61,500 shares had been subscribed.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Newport is a Delaware corporation and the provisions of the Delaware General Corporation Law will be applicable to the indemnification by Newport of its officers, directors and agents. In its Certificate of Incorporation, as amended, Newport generally agrees to indemnify each person who is a director or officer of Newport, or serves at the request of Newport as a director, officer, employee or agent of another company, in accordance with Newport's by-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In its Certificate of Incorporation, Newport indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding. If the Board of Directors does advance funds, the person receiving such funds must undertake in writing to repay the funds unless it is ultimately determined that he is entitled to indemnification pursuant to the Certificate of Incorporation.

         Under the Certificate of Incorporation, the Bylaws, and the Delaware General Corporation Law, no director of Newport will be personally liable to Newport or its shareholders for monetary damages (or expenses in defense of an action) for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of Newport, or serving in such capacity for another entity at the request of Newport, except for liability
(i) for any breach of the director's duty of loyalty to Newport or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Newport has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of Newport's consummation of a business combination, including such consummation wherein Newport is merged into or reorganized as a new entity.

         The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Delaware General Corporation Law and also Newport's Certificate of Incorporation and Bylaws, filed herewith as exhibits.

ITEM 25. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

         Newport estimates that its other expenses payable in connection with this registration statement will be as follows:


SEC registration fee                                       $     566
Accounting Fees and Expenses                               $   6,000
Legal Fees and Expenses                                    $  50,000
Printing and Engraving                                     $  10,000
Miscellaneous                                              $   6,000
                                                           ---------
Total                                                      $  72,566


         All expenses are estimated except for the Securities and Exchange Commission fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         In December 1999, First Philadelphia Capital Corp., our predecessor company, sold 5,000,000 shares of its common stock, to FS Capital Markets, at par value of $0.0001 per share, for an aggregate purchase price of $500. In October 2000, in connection with the stock-for-stock merger of First Philadelphia Capital Corp. with Conservation Anglers Manufacturing, Inc., FS Capital Markets returned 4,700,000 of these shares and retained 300,000 shares of our common stock. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


         In April 2000, Newport sold 1,175,000 and 3,525,000 shares of common stock, respectively, at a price of $0.0001 per share, to each of Sara Lam and Samantha Lam, respectively. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


         From November 2000 through August 2001, Newport sold an aggregate of 1,001,180 shares of common stock to 48 "accredited investors" for a total of $292,285. Newport sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Neither Newport nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Purchasers, or the beneficial owners of purchasers that are entities, are friends or business associates of the officers and directors of Newport. No services were performed by any purchaser as consideration for the shares issued. All purchasers represented in writing that they had such knowledge and experience in financial and business matters as is required to evaluate the risks associated with their proposed investment in the Company and that they were acquiring the securities for their own accounts. All purchasers also acknowledged that they had received material concerning the Company and that they had been afforded an opportunity to ask questions of management and request additional information about the Company. A legend was placed on the stock certificates stating that the securities had not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

         In April 2001, we issued 20,000 shares of common stock to First Level Capital, Inc. in connection with certain consulting services First Level will provide to Newport through April 2002 relating to corporate finance and other financial services matters. We estimate the value of these services at $10,000. These shares were issued pursuant to an exemption from registration under
Section 4(2) of the Securities Act.


ITEM 27. EXHIBITS


   Exhibit No.      Description of Exhibit
   -----------      ----------------------
       3.1          Certificate of Incorporation (1)
       3.2          By-Laws (1)
       3.3          Certificate of Incorporation, as amended (2)
       4.1          Form of Common Stock Certificate (3)
       5.1          Opinion of Broad and Cassel (4)
       10.1         Land Sales Contract between Bigham Farms Inc. and Solomon Lam (3)
       10.2         Land Sales Contract between Bigham Hide Inc. and Solomon Lam (3)
       10.3         Addendum to Land Sales Contract between Bigham Farms Inc. and
                    Soloman Lam (3)
       10.4         Addendum to Land Sales Contract between Bigham Hide Inc. and
                    Soloman Lam (3)
       10.5         Second Amendment to Land Sales Contract between Bigham Farms
                    Inc. and Soloman Lam (4)
       10.6         Second Amendment to Land Sales Contract between Bigham Hide Inc.
                    and Soloman Lam (4)
       23.1         Consent of Broad and Cassel (included in Exhibit 5.1)
       23.2         Consent of J.P. Spillane, C.P.A., P.A. (4)
       24.1         Power of Attorney (see page II-4 of this registration statement) (3)
       99.1         Feasibility Study (4)




(1) Filed as an exhibit of the same number to the Registrant's (formerly known as First Philadelphia Capital Corp.) Form 10-SB dated May 10, 2000.

(2) Filed as exhibit 3.1 to the Registrant's current report on Form 8-K dated February 5, 2001.

(3) Previously filed.

(4) Filed herewith.


ITEM 28. UNDERTAKINGS

A.  THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

         (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this registration statement to:

         a. include any prospectus required by section 10(a)(3) of the Securities Act;

         b. reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

         c. include any additional or changed material information on the plan of distribution.

         (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wellington, State of Florida, on December 3, 2001.



                                NEWPORT INTERNATIONAL GROUP, INC.



                                By: /s/ Soloman Lam

                                    ------------------------------------------
                                    Soloman Lam, President and Chief Executive
                                    Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates stated.



           SIGNATURE                               TITLE                            DATE
           ---------                               -----                            ----
/s/ Soloman Lam                             President and Director              December 3, 2001
--------------------------------       (Principal Executive, Financial
Soloman Lam                                and Accounting Officer)

*                                                 Director                      December 3, 2001
--------------------------------
Samantha Lam

*                                                 Director                      December 3, 2001
--------------------------------
Sara Lam

*                                      Vice President of Development            December 3, 2001
---------------------------------     and Engineering and a Director
Vernon Priest

*                                         Secretary and a Director              December 3, 2001
---------------------------------
Tina Giacalone

*                                            Vice President of                  December 3, 2001
---------------------------------     Public Relations and a Director
Clinton Beckwith

*By:  /s/ Soloman Lam
    -----------------------------
      Attorney-in-Fact